EXHIBIT 99.2



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8229 Boone Boulevard, Suite 802                          COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
www.cel-sci.com                                          (703) 506-9460

           Cel-Sci Corporation Prices $17.8 Million Public Offering of
                            Common Stock and Warrants

Vienna, VA, October 8, 2013 - CEL-SCI Corporation (NYSE MKT: CVM) a late-stage oncology company, today announced that it has priced an underwritten public offering of units of common stock and warrants at a price of $1.00 per unit for gross proceeds of $17,826,087, prior to deducting underwriting discounts and commissions and offering expenses of the Company. Each unit consists of one share of common stock and a warrant to purchase one share of common stock. The warrants are immediately exercisable and have a term of 5 years and an exercise price of $1.25. The underwriters have an option for 45 days to purchase up to an additional 15% of the shares and/or warrants to cover overallotments. CEL-SCI intends to use the net proceeds of the offering for general corporate purposes, including working capital and operational purposes, and including product development. The offering is expected to close on or about October 11, 2013, subject to the satisfaction of customary closing conditions.

Chardan Capital Markets is acting as sole bookrunner for the offering and Laidlaw & Company (UK) Ltd. is acting as co-manager on the deal.

The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus also may be obtained from Chardan Capital Markets, LLC Capital Markets, 17 State Street, Suite 1600, New York, NY 10004, at 646-465-9012.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About CEL-SCI Corporation

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. The lead investigational therapy is Multikine (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial. CEL-SCI is also investigating a different peptide-based immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1

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hospitalized   patients  and  a  vaccine  (CEL-2000)  for  Rheumatoid  Arthritis
(currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing regions of H1N1 Pandemic Flu (See Journal of Clinical Investigation - J Clin Invest. 2013; 123(7):2850-2861. doi: 10.1172/JCI67550) Avian Flu (H5N1), and the
Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or maybe Spanish Flu. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Multikine is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with its future anticipated regulatory submission for approval.

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended September 30, 2012. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.